                                                                     Exhibit 2.4

                                 PC QUOTE, INC.
                   Convertible Subordinated Debenture Due 2001


         PC QUOTE, INC., a corporation duly organized and existing under the laws of Delaware (herein called the "Company"), for value received, hereby promises to pay to Physicians Insurance Company of Ohio ("PICO") Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) on December 31, 2001, at PICO's executive offices (or at such other offices or agencies designated for that purpose by the holder of this Debenture) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts or in shares of Common Stock of the Company as more fully set forth on Appendix A hereof and to pay interest from a the date hereof in cash or shares of Common Stock of the Company as more fully set forth on Appendix A hereof, semiannually on January 1 and July 1 of each year (each an "Interest Payment Date"), commencing on January 1, 1998, on said principal sum at said office or agency, in like coin or currency, or at the holder's option in Company shares of Common Stock, at a rate per annum equal to one percent (1%) over the prime rate as announced from time to time by The Wall Street Journal until payment of said principal sum has been paid on this Debenture.

         Reference is hereby made to the further provisions of this Debenture set forth on Appendix A, including, without limitation, provisions subordinating the payment of principal and interest on this Debenture to the prior payment in full of all Senior Indebtedness (as defined herein) and provisions giving the holder of this Debenture the right to convert, and the Company the right to redeem, this Debenture into common stock of the Company ("Common Stock") on the terms and subject to the limitations referred to on Appendix A. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this instrument to be signed manually or by facsimile by the duly authorized officers.

Dated:   November 27, 1996

Attest:                                        `PC QUOTE, INC.


By: Darlene E. Cazja                           By: /s/ Louis J. Morgan
    ----------------------                         -----------------------
         Secretary                                     CHAIRMAN

                                  APPENDIX A


                                 PC QUOTE, INC.
                   Convertible Subordinated Debenture Due 2001


         This Debenture (herein called the "Debenture"), is duly authorized by the Company in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), together with interest from the date hereof at an annual rate equal to one percent (1%) over the prime rate as published from time to time by The Wall Street Journal, the interest to be payable semiannually in cash or shares of Common Stock of the Company at the holder's option, commencing on January 1, 1998, with principal and any accrued but unpaid interest due and payable on December 31, 2001, and is issued under and pursuant to that certain Agreement dated as of November 14, 1996 (herein called the "Agreement") by and between the Company and Physicians Insurance Company of Ohio ("PICO"). In case an Event of Default (defined below) shall have occurred and be continuing, the principal hereto and accrued interests thereon may be declared due and payable by the holder hereof by giving notice in writing to the Company.

         An "Event of Default," wherever used herein means any one of the following events (whether voluntary or involuntary or pursuant to the subordination provisions hereof, or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (1) default in the payment of any installment of interest on the Debenture as and when it becomes due and payable, whether or not such payment is prohibited by the subordination provision hereof, and continuance of such default for a period of 30 days; or

         (2) default in the payment of principal as and when the same shall become due and payable at maturity or in connection with any redemption or otherwise, by declaration or otherwise and whether or not such payment is prohibited by the subordination provisions hereof and such default continues for a period of 15 days; or

         (3) default in the Company's obligation to deliver shares of Common Stock upon conversion; or

         (4)      the entry by a court having jurisdiction in the premises of
                  (a) a decree or order for relief in respect to the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of all or substantially all of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or for any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

         (5) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, other consent by it to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of all or substantially all of its property, or the making by it of general assignment for the benefit of creditors.

         The holder of this Debenture may waive any past default or Event of Default and its consequences. Any such consent or waiver by the holder of this Debenture shall be conclusive and binding upon such holder and upon all future holders and owners of this Debenture and all Debentures which may be issued in exchange for substitution therefor, irrespective of whether or not any notation thereof is made upon this Debenture or such other debentures.

         Except with respect to the rights of holders of Senior Indebtedness set forth in this Debenture, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, or interest on this Debenture at the price and at the time prescribed hereunder.

         Interest on the Debenture shall be calculated on the basis of a 360-day year of 30-day months for the period from (and including) each Interest Payment Date to (but not including) each following Interest Payment Date. At the option of the holder, all or any portion of an Interest Payment may be made in shares of Common Stock having their fair market value equal to the amount of such Interest Payment represented by such shares.

         The registered holder of this Debenture has the right, at its option, at any time on or prior to the close of business on December 31, 2001, to convert the principal amount hereof into 1,250,000 fully paid and non-assessable shares of Common Stock at the conversion price of $2.00 per share (as adjusted in accordance with this paragraph), upon surrender of this Debenture to the Company at its executive offices, accompanied by written notice of conversion duly executed. If the Company at any times subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares prior to conversion, the Conversion Price shall be proportionately reduced and the number of shares of Common Stock obtainable upon conversion shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares prior to conversion, the Conversion Price shall be proportionately increased and the number of shares of Common Stock obtainable upon conversion shall be proportionately decreased. The Company shall not issue fractional shares or scrip representing fractions of shares of Common Stock upon any such conversion, but shall make an adjustment therefor in cash on the basis of the then current market value of such fractional interest. No payment or adjustment shall be made on conversion for interest accrued hereon or for dividends on Common Stock delivered on conversion. In the case of a consolidation, merger, or sale or transfer of substantially all the Company's assets with, into or to any person or entity or related group of persons or entities which is not a subsidiary of the Company, the Conversion Price shall be proportionately adjusted and the number of shares of

Common Stock obtainable upon conversion shall be proportionately adjusted so that the rights of the holder hereof shall be equitably preserved. Notwithstanding anything to the contrary contained in this Debenture, in no event will there by any adjustment in the conversion price or the number of shares of common stock deliverable upon conversion upon the Company's rights offering contemplated by the Agreement.

         The indebtedness evidenced by this Debenture is expressly subordinated and subject to right of payment to the prior payment in full of all indebtedness of the Company to Lakeside bank, both secured and unsecured, whether outstanding at the date hereof or incurred after the date hereof ("Senior Indebtedness"). The provisions of this paragraph are made for the benefit of all holders of Senior Indebtedness, and any such holder may proceed to enforce such provisions. Each holder of this Debenture, by executing the same, agrees to and shall be bound by such provisions.


         (1) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings relative to the Company or to its creditors, or to its property, and in the event of any and if the shares of Common Stock to be issued conversion are to be issued to any name other than that of the registered holder of this Debenture by instrument of transfer, in form satisfactory to the Company, duly executed by the registered holder or his duly authorized attorney and, in case such surrender shall be made during the period prior to the close of business proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal and interest on all Senior Indebtedness before the holder of this Debenture are entitled to receive any payment on account of principal or interest on this Debenture, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred in this Debenture upon the Senior Indebtedness and its holders with respect to the subordinate indebtedness hereunder and the holder of it by a lawful plan of reorganization under applicable bankruptcy law), the holders of Senior Indebtedness shall be entitled to receive for application in payment of it any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any proceedings in respect to this Debenture, except securities which are subordinate and junior in right of payment to the payment of all Senior Indebtedness then outstanding; and

         (2) In the event of any default in the payment of the principal of or interest on any Senior Indebtedness and during the continuation of any such default, no amount shall be paid by the Company, and the holder of this Debenture shall not be entitled to receive any amount, in respect to the principal or interest on this Debenture; and

         (3) In the event that this Debentures is declared due and payable before its expressed maturity because of the occurrence of an Event of Default (under circumstances


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

                  when the provisions of the foregoing clause (1) is applicable), the holders of the Senior Indebtedness outstanding at the time the Debenture becomes due and payable because of the occurrence of an Event of Default shall be entitled to receive payment in full of all principal and interest on all Senior Indebtedness before the holder of this Debenture is entitled to receive any payment on account of the principal or interest hereon.

No present or future holder of Senior Indebtedness shall be prejudiced in the right to enforce subordination of this debenture by any act or failure to act on the part of the Company. The provisions of this paragraph are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and the holder of this Debenture on the other hand, and nothing here shall impair, as between the Company and the holder of this Debenture, the obligations of the Company, which is unconditional and absolute, to pay to the holder of this Debenture principal and interest in accordance with its terms; nor shall anything here prevent the holder of this Debenture from exercising all remedies otherwise permitted by applicable law or herein, subject to the rights, if any, under this paragraph of holders of Senior Indebtedness to received cash, property or securities otherwise payable or deliverable to the holder of this Debenture. The Company agrees, for the benefit of the holders of Senior Indebtedness, that in the event that this Debenture is declared due and payable before its expressed maturity because of the occurrence of an Event of Default
(a) the Company will give prompt notice in writing of the happening to the holder of Senior Indebtedness, and (b) all Senior Indebtedness shall become immediately due and payable on demand, regardless of its expressed maturity.

         This Debenture may be redeemed at the option of the Company, upon a resolution adopted by a majority of the Company's directors then in office who are neither affiliated with PICO or designated by PICO as a nominee to the Company's Board of Directors, solely at the closing of the Rights Offering (as defined in the Agreement) (the "Redemption Date") in whole, prior to maturity, upon not less than 5 nor more than 60 days' prior notice given in writing to the holder hereof at its registered address, for 1,250,000 shares of Common Stock at a redemption price of $2.00 per share, as adjusted pursuant to this paragraph, together with accrued and unpaid interest to the Redemption Date. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares prior to the Redemption Date, the Redemption Price shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of the Company's redemption option shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares prior to Redemption Date, the Redemption Price shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of the Company's redemption option shall be proportionately decreased. In the case of a consolidation, merger, or sale or transfer of substantially all the Company's assets wit, into or to any person or entity or related group of persons or entities which is not a subsidiary of the Company, the Redemption Price shall be proportionately adjusted and the number of shares of Common Stock obtainable upon conversion shall be proportionately adjusted so that the rights of the holder hereof shall be equitably preserved. If the Company exercises its redemption option, interest shall cease to accrue on this Debenture on or after the Redemption Date.

         The Company may deem and treat the registered holder hereof as an absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any retention of ownership or other writing hereon made by anyone other than the Company. For the purpose of receiving payment hereof for conversion hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and conversions shall satisfy and discharge the liability upon this Debenture to the extent of the sum or sums so paid on the conversion so made.

         No recourse for the payment of the principal of, if any, or interest on this Debenture or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Debenture or because of the creation of any indebtedness represented thereby, shall be filed against any incorporation, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         THIS DEBENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF ILLINOIS AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE.

         THIS DEBENTURE MAY NOT BE TRANSFERRED EXCEPT TO AFFILIATES OF PICO WITHOUT THE COMPANY'S EXPRESS WRITTEN CONSENT, AND ANY SUCH TRANSFER SHALL BE SUBJECT TO COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.


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

                                CONVERSION NOTICE


To:  PC Quote, Inc.

         The undersigned registered owner of this Debenture hereby irrevocably exercises the option to convert this Debenture into shares of Common Stock of PC QUOTE INC., in accordance with the terms of this Debenture, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares be issued and delivered to the registered holder hereof unless a different name has been indicated below.


Dated:____________________________                ---------------------------
                                                          Signature

Fill in for registration of shares to be delivered, and Debentures if to be issued, other than to and in the name of the registered holder (Please Print):


--------------------------------------
         (Name)

--------------------------------------
         (Street Address)

--------------------------------------
         (City, State and Zip Code)


--------------------------------------
Social security or other Taxpayer identification number

                                A G R E E M E N T


         THIS AGREEMENT is made this 14th day of November, 1996, by and between PC Quote Inc., a Delaware corporation, and Physicians Insurance Company of Ohio, an Ohio corporation ("PICO").

1.       Agreement:

         A. PICO agrees to purchase from PC Quote a Convertible Subordinated Debenture in substantially the form attached hereto (the "Debenture") in the principal amount of $2,500,000 due December 31, 2001 with interest at an annual rate of one percent (1%) over the prime rate as announced from time to time by The Wall Street Journal. Principal will be payable in full on December 31, 2001. Interest shall accrue from the Closing Date and be payable semi-annually beginning January 1, 1998. Interest shall be payable in cash or, at the option of PICO, in shares of Common Stock of PC Quote at their fair market value at the time of such payment. The Debenture shall be convertible at the election of PICO at any time into 1,250,000 shares of Common Stock of PC Quote (the "Common Stock"), subject to adjustment as set forth therein; and the Debenture shall be redeemable by PC Quote solely at the conclusion of the Rights offering described below in paragraph 7 for 1,250,000 shares of Common Stock of PC Quote (the "Common Stock"), subject to adjustment as set forth therein; and the Debenture shall be redeemable by PC Quote solely at the conclusion of the Rights offering described below in paragraph 7 for 1,250,000 shares of Common Stock, subject to adjustment. The agreement also provides that PC Quote shall, (i) at the closing of the Debenture offering, provide for a five member Board of Directors composed of Ronald Langley, Louis Morgan, Paul

         DiBiasio, John Hart, and Michael Ellis. Messrs. Morgan, DiBiasio and Langley are current members of the Board of Directors. Messrs. Hart and Ellis have been proposed as nominees to the Board by PICO; and (ii) establish an Executive Committee of the Board having full powers authorized by the Delaware General Corporation Law consisting of Louis Morgan, Ronald Langley and John Hart. The Debenture offering is expected to close on or before November 21, 1996.

2. Representations and Warranties of PC Quote: PC Quote hereby represents and warrants to PICO as follows:

         A. PC Quote presently has authorized 10,000,000 shares of Common Stock, of which 7,350,000 shares are outstanding, 1,000,000 shares are reserved for outstanding options under the Company's Incentive Stock Option Plan and up to 100,000 shares are reserved for issuance under the Company's Employee Stock Purchase Plan.

         B. PC Quote has taken all requisite corporate action to authorize the execution and delivery of this Agreement, the Debenture and the transactions contemplated hereby and thereby, including the reservation of an aggregate of 2,500,000 shares of Common Stock for issuance upon conversion of the Debenture and the Rights offering described in paragraph 7 below.

         C. The shares of Common Stock to be issued upon conversion or redemption of the Debenture and in payment of any interest thereon, when so delivered, will be duly and validly authorized, fully paid and non-assessable.

         D. Except as disclosed by the Company to PICO, the execution and delivery of this Agreement, the Debenture and the transactions contemplated hereby and thereby do not conflict with, or cause a default under, any material indenture, loan agreement, or other



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

         contract or agreement to which PC Quote is a party or by which its property may be bound or affected, nor any judgment or order of any court or governmental agency to which PC Quote or its property is subject; nor is the consent of any governmental agency required for PC Quote's execution and delivery of this Agreement, the Debenture or performance of the transactions contemplated hereby and thereby except for compliance with applicable federal and state securities laws.

3. Closing Date: The Closing Date shall be November 21, 1996, at 10:00 o'clock Chicago time, at the Company's executive offices in Chicago, Illinois or at such other time and place as the parties may agree.

4. PICO Representations and Warranties: PICO represents and warrants to PC Quote as follows:

         A. PICO has taken all requisite corporate action to authorize the execution and delivery of this Agreement, the purchase of the Debenture and the transactions contemplated hereby and thereby, including its agreement in connection with the Rights offering described in paragraph 7 below.

         B. The execution and delivery of this Agreement, the purchase of the Debenture and the transactions contemplated hereby and thereby including its agreement in connection with the Rights offering described in paragraph 7 below, do not conflict with, or cause a default under, any material indenture, loan agreement, or other contract or agreement to which PICO is a party or by which its property may be bound or affected, nor any judgment or order of any court or governmental agency to which PICO or its property is subject; nor is the consent of any governmental agency required for PICO's execution and delivery of this Agreement, purchase of the Debenture or performance of the


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

         transactions contemplated hereby and thereby including PICO's agreement in connection with the Rights offering described in paragraph 7 below, except requisite compliance with applicable federal and state securities laws.

5.       PICO Investment Representations:

         PICO represents and warrants to PC Quote that (i) it is in receipt of PC Quote's Forms 10-Q for the periods ended March 31, 1996 and June 30, 1996 and the draft Form 10-Q for the quarter ended September 30, 1996;
         (ii) it is familiar with the business, prospects and financial condition of PC Quote; (iii) it understands that the Debenture and all shares of Common Stock to be received by it upon conversion or redemption of the Debenture or upon payment of interest will not be registered under applicable federal or state securities laws until such time as they are included in a Registration Statement filed by PC Quote with the Securities Exchange Commission; (iv) the Debenture and all such shares of Common Stock are being acquired by PICO for its own account, for investment purposes only, and not with a view to distribution or resale; (v) the Debenture and all such shares of Common Stock cannot be sold or transferred except under a registration statement, or applicable SEC exemption (such as Rule 144), and the Debenture and certificates for such shares will contain a legend to such effect; (vi) representatives of PICO have had an opportunity to review any additional documents requested and to ask questions of, and receive answers from officers of PC Quote concerning this investment;
         (vii) PICO and its representatives have such knowledge and experience in financial and business matters that PICO is capable of evaluating the merits and risks of an investment in PC Quote; and (viii) PICO's financial situation is such that it can comfortably hold the Debenture and all the shares of Common Stock to be received for the required period without selling them and can even sustain a complete loss with respect to such Debenture and/or shares of Common Stock.

6. Stockholder Approval: As promptly as practicable PC Quote agrees to prepare and submit for its shareholders' approval (i) an amendment to its Certification of Incorporation to increase its authorized shares of Common Stock to 20,000,000 shares and (ii) ratification of the transactions contemplated by this Agreement. Such shareholder approval may be by written consent of the holders of 51% or more of PC Quote's outstanding shares or at the 1997 annual shareholders' meeting.

7. Rights Offering: PC Quote and PICO each agree as follows: A. PC Quote agrees to prepare and file with the Securities and Exchange Commission a Registration Statement (the "Registration Statement"), and use its best efforts to have such Registration Statement declared effective, for a Rights offering to be made pro rata to all its Shareholders except PICO consisting of 1,250,000 shares of Common Stock at an exercise price of $2.00 per share. Such Rights will be non-transferable, exercisable solely in cash, will expire 30 days after issuance, and will provide that PICO shall, at no cost to PICO, exercise for $2.00 cash per share any such Right which expires unexercised.

         B. PICO agrees within three (3) business days from receipt of written notice from PC Quote to such effect, to purchase for $2.00 cash all shares of Common Stock deliverable upon the exercise of all Rights which have expired unexercised.

         C. To the extent permissible under applicable Federal and State Securities Laws, PC Quote agrees to include in the Registration Statement those shares of Common Stock issuable to PICO upon conversion or redemption of the Debenture and any other shares of PC Quote common stock then owned by PICO.

                                        PC QUOTE INC.

                                        By: /s/ Louis J. Morgan
                                            -------------------------
                                                Its   Chairman
                                                ---------------------

                                        PHYSICIANS INSURANCE COMPANY OF OHIO

                                        By: /s/ John R. Hart
                                            -------------------------
                                                 Its  President and CEO
                                                 ---------------------